Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

SYPRIS SOLUTIONS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1. Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Other	4,849,021	$1.65	$8,000,885	0.00015310	$1,224.94
Total Offering Amounts					$8,000,885		$1,224.94
Total Fee Offsets							⸻
Net Fee Due							$1,224.94

(1)

The 2025 Sypris Omnibus Plan authorizes the issuance of up to 4,849,021 shares of common stock, par value $0.01 per share (“Common Stock”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers any additional securities to be offered or issued in connection with stock splits, stock dividends, recapitalizations, or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of Common Stock as reported on the Nasdaq Global Market on May 15, 2025, which was $1.65 per share.